Exhibit 99.1

Innoviva Reports Fourth Quarter 2020 Financial Results

•	Royalties increased by 18% to $93.9 million in the fourth quarter of 2020, compared to the same quarter in 2019.

•	Invested $300 million into a fund advised by Sarissa Capital Management LP as a part of a strategic partnership designed to enhance returns on our capital and accelerate execution of our strategy.

•	Announced an additional investment of $20 million into Armata Pharmaceuticals, Inc. (NYSE: ARMP), an anti-infectives leader, in January 2021.

BURLINGAME, Calif., February 3, 2021 – Innoviva, Inc. (NASDAQ: INVA) (the Company) today reported financial results for the fourth quarter ended December 31, 2020.

•	Gross royalty revenues of $93.9 million from Glaxo Group Limited (“GSK”) for the fourth quarter of 2020 included royalties of $55.9 million from global net sales of RELVAR®/BREO® ELLIPTA®, royalties of $13.1 million from global net sales of ANORO® ELLIPTA® and royalties of $24.9 million from global net sales of TRELEGY® ELLIPTA®.[1]

•	Increase in fair values of equity investments of $11.0 million in the fourth quarter of 2020 was mainly due to higher net valuation of our various investments including common stock and warrants as of December 31, 2020.

•	Income before income taxes increased by 29% to $90.8 million, compared to the same quarter in 2019.

•	Net cash and cash equivalents, short-term investments and marketable securities, excluding $3.2 million cash balance attributable to a variable interest entity, totaled $243.3 million, and receivables from GSK totaled $93.9 million, as of December 31, 2020.

Pavel Raifeld, Chief Executive Officer of Innoviva, Inc., stated: “RELVAR®/BREO® ELLIPTA® global net sales increased by 5%, ANORO® ELLIPTA® global net sales increased by 10%, and TRELEGY® ELLIPTA® global net sales increased by 42% in the fourth quarter of 2020, compared to the same quarter of 2019. We are pleased with the excellent growth demonstrated by all our products despite continued volatility in our core markets.”

Mr. Raifeld concluded, “2020 was a strong year for us. Our revenues have demonstrated impressive sustainability in a challenging environment, while our operations have remained efficient and robust. We successfully deployed nearly $400 million of capital across a number of promising assets and strategically positioned Innoviva for significant shareholder value creation”.

Recent Highlights

•	GSK Net Sales:

o	Fourth quarter 2020 net sales of RELVAR®/BREO® ELLIPTA® by GSK were $372.8 million, up 5% from $354.4 million in the fourth quarter of 2019, with $141.0 million in net sales from the U.S. market and $231.8 million from non-U.S. markets.

o	Fourth quarter 2020 net sales of ANORO® ELLIPTA® by GSK were $200.9 million, up 10% from $182.7 million in the fourth quarter of 2019, with $119.4 million net sales from the U.S. market and $81.5 million from non-U.S. markets.

o	Fourth quarter 2020 net sales of TRELEGY® ELLIPTA® by GSK were $313.6 million, up 42% from $221.4 million in the fourth quarter of 2019, with $212.9 million in net sales from the U.S. market and $100.7 million in net sales from non-U.S. markets.

•	Capital Allocation:

o	During the fourth quarter of 2020, the Company signed a strategic partnership agreement with Sarissa Capital Management LP (“Sarissa Capital”) designed to accelerate the execution of our strategy and enhance returns on our capital. As a part of the agreement, Sarissa Capital will assist Innoviva in the development of our acquisition strategy. In addition, the Company’s wholly-owned subsidiary, Innoviva Strategic Partners LLC, became a limited partner of ISP Fund LP (the “Partnership”) and made an initial contribution of $300 million for the purposes of investing in “long-only” securities in the healthcare, pharmaceutical and biotechnology industries. The general partner of the Partnership is an affiliate of Sarissa Capital, which acts as the investment adviser to the Partnership.

o	In January 2021, the Company entered into an agreement with Armata Pharmaceuticals, Inc. ("Armata"), pursuant to which it will invest, subject to certain closing conditions, additional $20.0 million in 6.2 million shares of Armata common stock and an equal number of warrants with $3.25 strike price in two tranches. At the closing of the first tranche, Innoviva acquired approximately 1.9 million shares of Armata common stock and 1.9 million warrants for an aggregate purchase price of $6.1 million. Upon closing of the second tranche, Innoviva expects to own approximately 60% of Armata’s outstanding stock.

1 For TRELEGY ® ELLIPTA®, Innoviva is entitled to 15% of royalty payments made by GSK that are assigned to TRC, LLC.

About Innoviva

Innoviva, Inc. (referred to as “Innoviva”, the “Company”, or “we” and other similar pronouns), is a company with a portfolio of royalties that include respiratory assets partnered with Glaxo Group Limited (“GSK”), including RELVAR®/BREO® ELLIPTA® (fluticasone furoate/ vilanterol, “FF/VI”), ANORO® ELLIPTA® (umeclidinium bromide/ vilanterol, “UMEC/VI”) and TRELEGY® ELLIPTA® (the combination FF/UMEC/VI). Under the Long-Acting Beta2 Agonist (“LABA”) Collaboration Agreement, Innoviva is entitled to receive royalties from GSK on sales of RELVAR®/BREO® ELLIPTA® and ANORO® ELLIPTA®. Innoviva is also entitled to 15% of royalty payments made by GSK under its agreements originally entered into with us, and since assigned to Theravance Respiratory Company, LLC (“TRC”), relating to TRELEGY® ELLIPTA® and any other product or combination of products that may be discovered and developed in the future under the LABA Collaboration Agreement and the Strategic Alliance Agreement with GSK (referred to herein as the “GSK Agreements”), which have been assigned to TRC other than RELVAR®/BREO® ELLIPTA® and ANORO® ELLIPTA®.

ANORO®, RELVAR®, BREO®, TRELEGY® and ELLIPTA® are trademarks of the GlaxoSmithKline group of companies.

Forward Looking Statements

This press release contains certain “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans, objectives and future events. Innoviva intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. The words “anticipate”, “expect”, “goal”, “intend”, “objective”, “opportunity”, “plan”, “potential”, “target” and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements involve substantial risks, uncertainties and assumptions. These statements are based on the current estimates and assumptions of the management of Innoviva as of the date of this press release and are subject to known and unknown risks, uncertainties, changes in circumstances, assumptions and other factors that may cause the actual results of Innoviva to be materially different from those reflected in the forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others, risks related to: expected cost savings; lower than expected future royalty revenue from respiratory products partnered with GSK; the commercialization of RELVAR®/BREO® ELLIPTA®, ANORO® ELLIPTA® and TRELEGY® ELLIPTA® in the jurisdictions in which these products have been approved; the strategies, plans and objectives of Innoviva (including Innoviva’s growth strategy and corporate development initiatives beyond the existing respiratory portfolio); the timing, manner, and amount of potential capital returns to shareholders; the status and timing of clinical studies, data analysis and communication of results; the potential benefits and mechanisms of action of product candidates; expectations for product candidates through development and commercialization; the timing of regulatory approval of product candidates; and projections of revenue, expenses and other financial items; the impact of the novel coronavirus (“COVID-19”). Other risks affecting Innoviva are described under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Innoviva’s Annual Report on Form 10-K for the year ended December 31, 2019 and Quarterly Reports on Form 10-Q, which are on file with the Securities and Exchange Commission (“SEC”) and available on the SEC’s website at www.sec.gov. Past performance is not necessarily indicative of future results. No forward-looking statements can be guaranteed and actual results may differ materially from such statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements. The information in this press release is provided only as of the date hereof, and Innoviva assumes no obligation to update its forward-looking statements on account of new information, future events or otherwise, except as required by law.

INNOVIVA, INC.
Condensed Consolidated Statements of Income
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Revenue:
Royalty revenue from a related party, net (1)	$90,476	$75,971	$326,794	$261,016
Revenue from collaborative arrangements with a related party	-	-	10,000	-
Total net revenue	90,476	75,971	336,794	261,016

Operating expenses:
Research and development	219	-	1,788	-
General and administrative	5,470	2,332	13,883	14,656
Total operating expenses	5,689	2,332	15,671	14,656

Income from operations	84,787	73,639	321,123	246,360

Other expense, net	(433)	(223)	(348)	(345)
Interest income	23	1,538	1,524	5,540
Interest expense	(4,651)	(4,689)	(18,331)	(18,660)
Changes in fair values of equity investments	11,032	-	50,277	-
Income before income taxes	90,758	70,265	354,245	232,895
Income tax expense, net	15,742	12,403	60,431	41,902
Net income	75,016	57,862	293,814	190,993
Net income attributable to noncontrolling interest	21,113	11,913	69,412	33,705
Net income attributable to Innoviva stockholders	$53,903	$45,949	$224,402	$157,288

Basic net income per share attributable to Innoviva stockholders	$0.53	$0.45	$2.21	$1.55
Diluted net income per share attributable to Innoviva stockholders	$0.48	$0.42	$2.02	$1.43

Shares used to compute basic net income per share	101,361	101,199	101,320	101,150
Shares used to compute diluted net income per share	113,590	113,453	113,554	113,409

(1) Total net revenue from a related party is comprised of the following (in thousands):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019

	(unaudited)		(unaudited)
Royalties from a related party	$93,931	$79,426	$340,617	$274,839
Amortization of capitalized fees paid to a related party	(3,455)	(3,455)	(13,823)	(13,823)
Royalty revenue from a related party, net	$90,476	$75,971	$326,794	$261,016

INNOVIVA, INC.
Condensed Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2020	2019
		(1)
Assets
Cash, cash equivalents and marketable securities	$246,487	$350,845
Other current assets	95,571	80,389
Property and equipment, net	28	33
Equity and other long term investments	438,258	-
Capitalized fees paid to a related party, net	125,253	139,076
Deferred tax assets, net	93,759	154,171
Other assets	214	312
Total assets	$999,570	$724,826

Liabilities and stockholders’ equity
Other current liabilities	$1,958	$1,219
Accrued interest payable	4,152	4,152
Convertible subordinated notes, net	239,783	239,217
Convertible senior notes, net	145,734	137,903
Other long-term liabilities	106	219
Innoviva stockholders’ equity	539,912	313,495
Noncontrolling interest	67,925	28,621
Total liabilities and stockholders’ equity	$999,570	$724,826

(1) The selected consolidated balance sheet amounts at December 31, 2019 are derived from audited financial statements.

INNOVIVA, INC.
Cash Flows Summary
(in thousands)

	Year Ended December 31,
	2020	2019

	(unaudited)
Net cash provided by operating activities	$313,113	$257,458
Net cash used in investing activities	(314,937)	(18,003)
Net cash used in financing activities	(29,785)	(23,776)

Investor & Media Contacts:

Sloane & Company

Alex Kovtun / James Goldfarb

212-486-9500

akovtun@sloanepr.com / jgoldfarb@sloanepr.com

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